Exhibit 107
CALCULATION OF FILING FEE TABLE
Form F-3
(Form Type)

Icon Energy Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Primary Offering of Securities:
Fees to Be Paid	Equity	Common Shares (3)	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock Purchase Rights (4)	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Shares (5)	457(o)	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities (6)	457(o)	—	—	—	—	—
Fees to Be Paid	Other	Warrants (7)	457(o)	—	—	—	—	—
Fees to Be Paid	Other	Purchase Contracts	457(o)	—	—	—	—	—
Fees to Be Paid	Other	Rights	457(o)	—	—	—	—	—
Fees to Be Paid	Other	Units (8)	457(o)	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf (1)	(1)	457(o)	$250,000,000	—	$250,000,000	0.00013810	$34,525.00
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$250,000,000		$34,525.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$34,525.00

(1)
The amount to be registered consists of up to $250,000,000 of an indeterminate amount of common shares (including related preferred stock purchase rights), preferred shares, debt securities, warrants, purchase contracts, rights and units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred shares registered hereby, or (ii) shares of debt securities, common shares, preferred shares or units as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)
The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure (2)(A)(iii)(b) of Form F-3 under the Securities Act of 1933, as amended.

(3)
Including such indeterminate amount of common shares as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred shares registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(4)
Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.

(5)
Including such indeterminate amount of preferred shares as may be issued from time to time at indeterminate prices or upon conversion of debt securities registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(6)	Including such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.

(7)
Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for common shares, preferred shares, debt securities, or units registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(8)
Each unit will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.